Exhibit 99.1
Press Release
AMDL Notified by AMEX of the Need to Satisfy Continued Listing Standards;
AMEX is Prepared to Continue Listing AMDL’s Common Stock
Based on Submission of Plan
TUSTIN, Calif.—(BUSINESS WIRE)—July 24, 2006—AMDL, Inc. (Amex:ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, today reported that on July 17, 2006 it received a letter from the American Stock Exchange stating that AMDL has made a reasonable demonstration of its ability to regain compliance with the AMEX continued listing standards, and based on that demonstration, the AMEX is prepared to continue the listing of AMDL’s common stock subject to certain conditions.
On April 26, 2006, the AMEX sent a letter to AMDL stating that based on a review of AMDL’s Form 10-KSB for the year ended December 31, 2005, AMDL did not meet certain of the AMEX’s continued listing standards as set forth in Part 10 of the AMEX Company Guide. Specifically, AMDL did not meet the requirement of shareholders’ equity of $4,000,000 and AMDL had losses from continuing operations in three out of its four most recent fiscal years. In the letter, the AMEX gave AMDL until May 26, 2006 to submit a plan of action that AMDL has taken and will take to bring AMDL into compliance with the AMEX Company Continued Listing Standards. On May 24, 2006, AMDL submitted a plan to the AMEX for regaining compliance based on AMDL’s proposed acquisition of Jade Pharmaceuticals Inc. AMDL plans to close the Jade acquisition in the third quarter of 2006. The AMEX has indicated its willingness to continue the listing of AMDL’s common stock through the end of the third quarter of 2006, at which time AMDL expects to be in full compliance with the AMEX continued listing standards.
About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.